EXHIBIT 21.      SUBSIDIARIES OF THE REGISTRANT

Royal Palms Motel, Inc. - 100% owned by Security Land and Development Corporation.  Incorporated in Georgia.  Holds title to 0.85 acres of land in Richmond County, Georgia.

SLDC, LLC - 100% owned by Security Land and Development Corporation.  Organized in Georgia as a limited liability company.  Holds title to 0.71 acres of land in Columbia County, Georgia.

SLDC2, LLC - 100% owned by Security Land and Development Corporation.  Organized in Georgia as a limited liability company.  Holds title to 18.46 acres in North Augusta, South Carolina.

SLDC III, LLC - 100% owned by Security Land and Development Corporation.  Organized in South Carolina as a limited liability company.  Holds title to .92 acres in North Augusta, South Carolina.